Exhibit 99.1

For Immediate Release

DIGITAL ALLY, INC. ANTICIPATES 150% INCREASE IN FIRST

QUARTER REVENUE TO OVER $8.6 MILLION

EIGHTH CONSECUTIVE INCREASE IN QUARTERLY REVENUE

CUSTOMER BASE NOW INCLUDES OVER 1,700 LAW ENFORCEMENT

AGENCIES IN 50 STATES AND 12 COUNTRIES

OVERLAND PARK, Kansas (April 10, 2008) – Digital Ally, Inc. (Nasdaq: DGLY), which develops, manufactures and markets advanced video surveillance products for law enforcement, homeland security and commercial security applications, today announced that it expects to report that revenue for the three months ended March 31, 2008 increased approximately 150% to over $8.6 million when compared with revenue of approximately $3.4 million in the first quarter of the previous year. This represents an increase of approximately 17% over fourth quarter 2007 revenue of approximately $7.3 million and will be the eighth consecutive increase in quarterly revenue since Digital Ally commenced shipping its advanced digital surveillance products to customers in March 2006.

“We sold a record number of DVM-500 In-Car Video Mirror systems to law enforcement agencies during the first quarter of 2008, and almost two-thirds of these sales represented reorders from existing customers,” stated Stanton E. Ross, Chief Executive Officer of Digital Ally, Inc. “Our largest shipment during the quarter involved a reorder for 265 additional DVM-500’s from an international customer that placed its first order with Digital Ally in the second half of 2007. Our customer base now includes over 1,700 law enforcement agencies in all 50 states and 12 foreign countries.”

“Based upon information currently available, we expect to report record operating income for the quarter ended March 31, 2008, as well,” continued Ross. “We also remain comfortable with our previous guidance that 2008 full-year revenue should approximate $40 million, compared with $19.4 million in 2007.”

About Digital Ally, Inc.

Digital Ally, Inc. develops, manufactures and markets advanced technology products for law enforcement, homeland security and commercial security applications. The Company’s primary focus involves Digital Video Imaging and Storage. For additional information, visit www.digitalallyinc.com

The Company is headquartered in Overland Park, Kansas, and its shares are traded on The Nasdaq Capital Market under the symbol “DGLY”.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. These forward-looking statements are based largely on the expectations or forecasts of future events, can be affected by inaccurate assumptions, and are subject to various business risks and known and unknown uncertainties, a number of which are beyond the control of management. Therefore, actual results could differ materially from the forward-looking statements contained in this press release. A wide variety of factors that may cause actual results to differ from the forward-looking statements include, but are not limited to, the following: the Company’s ability to have all of its new product offerings perform as planned or advertised; whether there will be a commercial market, domestically and internationally, for one or more of its new products; its ability to commercialize its products and production processes, including increasing its production capabilities to satisfy orders in a cost-effective manner; its ability to continue to increase revenue and profits, including the achievement of approximately $40 million in revenues and 21% operating margins in 2008; whether the Company will be able to adapt its technology to new and different uses, including being able to introduce new products; competition from larger, more established companies with far greater economic and human resources; its ability to attract and retain customers and quality employees; its ability to obtain patent protection on any of its products and, if obtained, to defend such intellectual property rights; the effect of changing economic conditions; and changes in government regulations, tax rates and similar matters. These cautionary statements should not be construed as exhaustive or as any admission as to the adequacy of the Company’s disclosures. The Company cannot predict or determine after the fact what factors would cause actual results to differ materially from those indicated by the forward-looking statements or other statements. The reader should consider statements that include the words “believes”, “expects”, “anticipates”, “intends”, “estimates”, “plans”, “projects”, “should”, or other expressions that are predictions of or indicate future events or trends, to be uncertain and forward-looking. The Company does not undertake to publicly update or revise forward-looking statements, whether as a result of new information, future events or otherwise. Additional information respecting factors that could materially affect the Company and its operations are contained in its annual report on Form 10-KSB filed with the Securities and Exchange Commission.

For Additional Information, Please Contact:

Stanton E. Ross, CEO at (913) 814-7774

or

RJ Falkner & Company, Inc., Investor Relations Counsel at (800) 377-9893 or via

email at info@rjfalkner.com